Registration No.
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                         VIDEOLOCITY INTERNATIONAL, INC.
               (Exact name of issuer as specified in its charter)

                NEVADA                                    87-0429154
    (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                   Identification Number)

           358 South 700 East, Suite B604, Salt Lake City, Utah 84102
               (Address of Principal Executive Offices) (Zip Code)

        VIDEOLOCITY, INC. AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                                Larry R. McNeill
                               358 South 700 East
                                   Suite B604
                           Salt Lake City, Utah 84102
                     (Name and address of agent for service)

                                 (801) 521-2808
          (Telphone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                                              Proposed               Proposed
                                                               Maximum                Maximum              Amount of
       Title of Securities             Amount to be        Offering Price            Aggregate           Registration
         to be Registered               Registered            Per Share           Offering Price              Fee
Common Stock, par value                 10,000,000        $ 1.70 per Share         $ 17,000,000           $ 4,250.00
$.001(1)                                  Shares
================================== ==================== =====================  =====================  ===================
                                                                                    TOTAL FEE         $ 4,250.00

(1) Based upon 10,000,000 shares of common stock granted under the plan covered by this Registration Statement. The fee with respect to these share has been calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the last sale reported for the Issuer's common stock on a date within five (5) days prior to the date of filing this Registration Statement.

Part  II  -  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents are incorporated by reference in this Registration Statement by Videolocity International, Inc. (the "Company") and made a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

         (a) The Company's latest annual report on Form 10-KSB for the fiscal year ended October 31, 2000, which contains audited financial statements for the Company's fiscal year ended October 31, 2000.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in (a) above.

         (c)      Not applicable.

Item 4.  Description of Securities.

         The Company is authorized to issue 125,000,000 shares of common stock, par value $.001. All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company. Stockholders of the Company have no preemptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

Item 5.  Interest of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         As permitted by the provisions of the Nevada Revised Statutes (the "NRS"), the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of the Company and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

         The Company must indemnify a director, officer, employee or agent of the Company who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of the Company, against expenses actually and reasonably incurred by them in connection with the defense.

         The Company's Articles of Incorporation eliminate personal liability of directors, officers and stockholders of the Company for damages for breach of fiduciary duty, but do not eliminate the liability of a director or officer for
(a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions to stockholders in violation of the applicable statutes of the NRS.

         The Company may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

         The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the Company has the authority to indemnify them against such liability and expenses.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         (a) The following exhibits are filed with this Registration Statement:

Exhibit No.                     Exhibit Name

 5.1        Opinion of Leonard E. Neilson, Attorney at Law, P.C.
23.1        Consent of David T. Thomson P.C., Independent Certified Public Accountant
23.2        Consent of Leonard E. Neilson, Attorney at Law, P.C. (included in Exhibit 5.1)
99.1        Videolocity, Inc. Amended and Restated 2000 Stock Incentive Plan

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration
                  Statement:

                  (i)        To include any prospectus required by Section 10(a)
                             (3) of the Securities Act of 1933;
                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and
                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 31, 2001.

                                      VIDEOLOCITY INTERNATIONAL, INC.
                                                        (Registrant)


                                      By:  /s/ JERRY E. ROMNEY, JR.
                                      ------------------------------
                                               Jerry E. Romney, Jr.,
                                               President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                      By:  /s/ JERRY E. ROMNEY, JR.
                                      ------------------------------
                                               Jerry E. Romney, Jr.,
                                               President and Director
                                               DATE: July 31, 2001


                                      By:  /s/  DOUGLAS B. MEADOWS
                                      ----------------------------
                                               Douglas B. Meadows,
                                               Chairman and Director
                                               (Principal Executive Officer)
                                               DATE: July 31, 2001


                                      By:  /s/  LARRY R. MCNEILL
                                      --------------------------
                                               Larry R. McNeill,
                                               Vice President, Chief Financial
                                               Officer and Director
                                               (Principal Financial and
                                               Accounting Officer)
                                               DATE: July 31, 2001


                                      By:  /s/  D. T. NORMAN
                                      ----------------------
                                               D. T. Norman,


                                               DATE: July 31, 2001


                                      By:  /s/  DR. JAMES P. HILL
                                      ---------------------------
                                               Dr. James P. Hill,
                                               Vice Chairman and Director
                                               DATE: July 31, 2001


                                      By:  /s/  LAWRENCE TUREL
                                      ------------------------
                                               Lawrence Turel,
                                               Vice President Corporate
                                               Development and Director
                                               DATE: July 31, 2001


                                      By:  /s/ BENNIE L. WILLIAMS
                                      ----------------------------
                                               Bennie L. Williams,
                                               Vice President Sales and Director
                                               DATE: July 31, 2001